UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.         )

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Willis Lease Finance Corporation
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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WILLIS LEASE FINANCE CORPORATION

NOTICE OF 2005 ANNUAL MEETING OF STOCKHOLDERS
To Be Held on May 19, 2005

To our Stockholders:

You are cordially invited to attend the 2005 Annual Meeting of Stockholders of WILLIS LEASE FINANCE CORPORATION (“Willis Lease” or the “Company”), which will be held at Willis Lease’s executive offices, 2320 Marinship Way, Suite 300, Sausalito, California at 2:00 p.m. local time on May 19, 2005, for the following purposes:

1.                To elect two Class I Directors to serve until the 2008 Annual Meeting of Stockholders;

2.                To act upon such other business as may properly come before the meeting or any adjournment or postponement thereof.

These matters are more fully described in the Proxy Statement accompanying this Notice.

The Board of Directors has fixed the close of business on March 21, 2005 as the record date for determining those stockholders who will be entitled to notice of and to vote at the meeting. The stock transfer books will not be closed between the record date and the date of the meeting.

A quorum comprising the holders of the majority of the outstanding shares of common stock of Willis Lease on the record date must be present or represented for the transaction of business at the 2005 Annual Meeting of Stockholders. Accordingly, it is important that your shares be represented at the meeting. WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY CARD AND RETURN IT IN THE ENCLOSED ENVELOPE AS PROMPTLY AS POSSIBLE, to ensure that your shares will be voted at the 2005 Annual Meeting of Stockholders. You may revoke your proxy at any time prior to the time it is voted.

The Proxy material is being delivered to you on or about April 20, 2005. Please read the proxy material carefully. Your vote is important and Willis Lease appreciates your cooperation in considering and acting on the matters presented.

By Order of the Board of Directors,

Charles F. Willis, IV Chairman of the Board
April 18, 2005

WILLIS LEASE FINANCE CORPORATION
PROXY STATEMENT
TABLE OF CONTENTS

i

Stockholders should read the entire proxy
statement carefully prior to returning their proxies

PROXY STATEMENT
FOR
2005 ANNUAL MEETING OF STOCKHOLDERS
OF
WILLIS LEASE FINANCE CORPORATION
To Be Held on May 19, 2005

SOLICITATION AND VOTING OF PROXIES

General

This Proxy Statement is furnished in connection with the solicitation by the Board of Directors (also referred to as the Board) of WILLIS LEASE FINANCE CORPORATION (“Willis Lease” or the “Company”) of proxies to be voted at the 2005 Annual Meeting of Stockholders, which will be held at 2:00 p.m. local time on May 19, 2005 at Willis Lease’s executive offices, located at 2320 Marinship Way, Suite 300, Sausalito, California 94965, or at any adjournments or postponements thereof, for the purposes set forth in the accompanying Notice of 2005 Annual Meeting of Stockholders.

This Proxy Statement is being mailed to stockholders on or about April 20, 2005. Willis Lease’s 2004 Annual Report is being mailed to stockholders concurrently with this Proxy Statement. The 2004 Annual Report is not to be regarded as proxy soliciting material or as a communication by means of which any solicitation of proxies is to be made.

Voting

The close of business on March 21, 2005 is the record date for stockholders entitled to notice of and to vote at the 2005 Annual Meeting of Stockholders. As of that date, Willis Lease had 9,013,140 shares of common stock, $0.01 par value, issued and outstanding. All of the shares of Willis Lease’s common stock outstanding on the record date are entitled to vote at the 2005 Annual Meeting of Stockholders, and stockholders of record entitled to vote at the meeting will have one vote for each share of common stock so held with regard to each matter to be voted upon.

The required quorum for the meeting is a majority of the outstanding shares of common stock eligible to be voted on the matters to be considered at the meeting. In the election for directors (Proposal 1), the nominees for the Class I Director receiving the highest number of affirmative votes will be elected.

Shares of Willis Lease’s common stock represented by proxies on the accompanying proxy card, which are properly executed and returned to Willis Lease, will be voted at the 2005 Annual Meeting of Stockholders in accordance with the stockholder’s instructions contained therein. If no instructions are marked on the proxy card, the shares represented thereby will be voted for the election of the Board’s nominees as Class I Director (Proposal 1).

If a properly signed proxy or ballot indicates that a stockholder, broker or other nominee abstains from voting or that the shares are not to be voted on a particular proposal, the shares will not be counted as having been voted on that proposal, although such shares will be counted as being in attendance at the meeting for purposes of determining the presence of a quorum. Broker non-votes (i.e. shares held by brokers or nominees as to which instructions have not been received from beneficial owners or persons entitled to vote that the broker or nominee does not have discretionary power to vote on a particular matter) are counted towards a quorum, but are not counted for any purpose in determining whether a matter has been approved by a majority of the shares represented in person or by proxy and entitled to vote.

Management does not know of any matters to be presented at the 2005 Annual Meeting of Stockholders other than those set forth in this Proxy Statement and in the Notice accompanying this Proxy Statement. If other matters should properly come before the meeting, the proxy holders will vote on such matters in accordance with their best judgment.

Revocability of Proxies

Any stockholder giving a proxy in the form accompanying this Proxy Statement has the right to revoke it at any time before it is voted at the meeting. It may be revoked by:

•       filing with the Corporate Secretary of Willis Lease an instrument of revocation;

•       the presentation at or prior to the meeting of a duly executed proxy bearing a later date; or

•       attendance at the meeting and election to vote in person.

Solicitation

This solicitation is made by the Board of Willis Lease. The entire cost of preparing, assembling and mailing the Notice of 2005 Annual Meeting of Stockholders, this Proxy Statement and the enclosed proxy card, and of soliciting proxies, will be paid by Willis Lease. Proxies will be solicited principally through the use of the mails, but, if deemed desirable, may be solicited personally or by telephone, electronic mail or special letter by officers and regular Company employees for no additional compensation. The Company has retained American Stock Transfer & Trust and ADP to aid in the solicitation at an estimated cost to the Company of approximately $6,000 plus out-of-pocket expenses.

INFORMATION ABOUT THE BOARD OF DIRECTORS
AND THE COMMITTEES OF THE BOARD

Board of Directors

The Bylaws of Willis Lease provide that the authorized number of Directors of the Company is five. At the present time, the Board consists of five Directors who are divided into three classes: Class I (two Directors), Class II (two Directors) and Class III (one Director). One class is elected each year for a three-year term. Glenn L. Hickerson, Gérard Laviec and William M. LeRoy are independent directors, as defined in the Nasdaq listing standard.

The business, property and affairs of Willis Lease are managed under the direction of the Board. Directors are kept informed of Willis Lease’s business through discussions with the President and Chief Executive Officer and other officers of Willis Lease, by reviewing materials provided to them and by participating in meetings of the Board and its committees. The Board held a total of four meetings during the fiscal year ended December 31, 2004, referred to as the 2004 fiscal year. Each incumbent director attended at least 75% of the aggregate of: (i) the total number of meetings of the Board; and (ii) the total number of meetings held by all Committees of the Board on which he served.

Communications with the Board

Stockholders may communicate with the Board of Directors by sending a letter to Board of Directors, Willis Lease Finance Corporation, c/o Office of the Corporate Secretary, 2320 Marinship Way, Suite 300, Sausalito, California 94965. The Office of the Corporate Secretary will receive the correspondence and forward it to the Board of Directors or to any individual director or directors to whom the communication is directed, unless the communication is unduly hostile, threatening, illegal, does not reasonably relate to

Willis Lease or its business, or is similarly inappropriate. The Office of the Corporate Secretary has the authority to discard any inappropriate communications or to take other appropriate actions with respect to any such inappropriate communications.

Attendance at the Annual Meeting of Stockholders

Mr. Willis attended the 2004 annual meeting of stockholders; Willis Lease’s other directors did not attend. The Company has no policy requiring board members to attend its annual meeting.

Committees of the Board

The Board of Directors has an Audit Committee and a Compensation Committee, both comprised solely of independent directors. There is no nominating committee or committee performing the functions of such a committee. The Board has determined that the function of a nominating committee is adequately fulfilled by the independent directors and, therefore, has not established such a committee.

The Audit Committee oversees Willis Lease’s accounting function, internal controls and financial reporting process on behalf of the Board of Directors. The Audit Committee meets with Willis Lease’s financial management and its independent auditors to review Willis Lease’s financial statements and filings, the audit and matters arising therefrom, and financial reporting procedures, including any significant judgments made in preparation of the financial statements. The Audit Committee currently consists of Directors William M. LeRoy (Chairman), Glenn L. Hickerson and Gérard Laviec. All members of the audit committee are able to read and understand financial statements. Mr. LeRoy also qualifies as an audit committee financial expert, as defined by the SEC, and is financially sophisticated as required by the Nasdaq listing standards. This Committee held seven meetings during the 2004 fiscal year. On May 17, 2004 the Board reviewed and approved the Audit Committee Charter dated June 13, 2000 that meets the requirements of the Securities and Exchange Commission and National Association of Securities Dealers.

The Compensation Committee reviews and approves Willis Lease’s compensation arrangements for executive officers and administers the 1996 Stock Option/Stock Issuance Plan (the “1996 Plan”) and the Deferred Compensation Plan. The Compensation Committee currently consists of Directors Glenn L. Hickerson (Chairman), William M. LeRoy and Gérard Laviec. This Committee held five meetings during the 2004 fiscal year.

Director Compensation

Directors are paid an annual retainer of $20,000 plus $1,000 for each Board meeting attended in person and $500 for each Board meeting attended by conference telephone. Independent directors serving on the Committees are paid $500 for each Committee meeting attended either in person or by telephone. Finally, the Chairman of the Audit Committee is paid $7,500; while the chairman of the Compensation Committee receives $5,000. Each independent member of the Board was also reimbursed for all reasonable out-of-pocket expenses incurred to attend Board or Committee meetings. Pursuant to the “Automatic Option Grant Program” under the 1996 Plan, each individual who first becomes a non-employee Board member is eligible to receive an option grant for 5,000 shares of common stock. In addition, on the date of each annual stockholders meeting, each individual who is to continue to serve as an independent Board member, whether or not such individual is standing for re-election at that particular annual meeting, will be granted an option to purchase a specified number of shares of common stock, provided such individual has served as an independent Board member for at least six months. The number of shares of common stock subject to each annual automatic option grant shall not be more than 10,000 shares per year, and the number of shares will be determined by dividing $20,000 by the Black-Scholes formula value of the option. Each grant under the Automatic Option Grant Program will have an exercise price per share equal to the fair market value per share of Willis Lease’s common stock on the grant date and will have a maximum term of 10 years, measured from the grant date, subject to earlier termination should the optionee cease to serve as a member of the Board.

Each 5,000-share initial option grant vests in a series of four successive equal annual installments over the optionee’s period of continued service as a Board member measured from the option grant date. Each $20,000 value annual option grant vests in one installment on the optionee’s completion of one year of Board service measured from the grant date.

Independent Directors are also eligible to participate in the Director Fee Option Grant Program in effect under the 1996 Plan, pursuant to which they may elect to apply a portion or all of their annual compensation towards the acquisition of special below-market option grants. Options granted to independent Directors under the Director Fee Option Grant Program have a maximum term of 10 years, measured from the grant date, subject to earlier termination should the optionee cease to serve as a member of the Board. Effective January 1, 2005 the Director Fee Option Grant Program was discontinued; and directors’ fees will be paid in cash.

Pursuant to the Stockholder’s Agreement by and among Willis Lease, Charles F. Willis, IV, CFW Partners, L.P., Austin Chandler Willis 1995 Irrevocable Trust, and FlightTechnics, LLC dated as of November 7, 2000, Mr. William Coon (or any successor to Mr. Coon nominated by FlightTechnics, LLC to the Board) is not considered an independent director of Willis Lease. Accordingly, Mr. Coon does not participate in the above-described compensation arrangements for independent members of the Board.

On March 31, 2004, Directors LeRoy, Hickerson and Laviec, in connection with their elections to apply $9,375, $8,750 and $1,750 respectively of their compensation for the first quarter of the 2004 fiscal year to the acquisition of a special grant under the Director Fee Option Grant Program, were granted options for 1,570, 1,465 and 293 shares of common stock under that program, respectively. These options have an exercise price of $2.98 per share, one-third of the fair market value per share of the common stock on the grant date. The spread on the option shares at the time of grant (the fair market value of the option shares less the aggregate exercise price) was equal to $9,375, $8,750 and $1,750 of their cash retainer fees which Directors LeRoy, Hickerson and Laviec, respectively, elected to apply to their grants. These options became fully exercisable on March 31, 2004.

On June 30, 2004, Directors LeRoy, Hickerson and Laviec, in connection with their elections to apply $8,375, $7,250 and $1,625, respectively of their compensation for the second quarter of the 2004 fiscal year to the acquisition of a special grant under the Director Fee Option Grant Program, were granted options for 1,519, 1,315 and 294 shares of common stock under that program, respectively. These options have an exercise price of $2.75 per share, one-third of the fair market value per share of the common stock on the grant date. The spread on the option shares at the time of grant (the fair market value of the option shares less the aggregate exercise price) was equal to $8,375, $7,250 and $1,625 of their cash retainer fees which Directors LeRoy, Hickerson and Laviec, respectively, elected to apply to their grants. These options became fully exercisable on June 30, 2004.

On September 30, 2004, Directors LeRoy, Hickerson and Laviec, in connection with their election to apply $8,875, $8,250 and $1,625, respectively of their compensation for the third quarter of the 2004 fiscal year to the acquisition of a special grant under the Director Fee Option Grant Program, were granted options of 1,730, 1,608 and 316 shares of common stock under that program, respectively. These options have an exercise price of $2.57 per share, one-third of the fair market value per share of the common stock on the grant date. The spread on the option shares at the time of grant (the fair market value of the option shares less the aggregate exercise price) was equal to $8,875, $8,250 and $1,625, respectively, of the quarterly cash retainer fees which Directors LeRoy, Hickerson and Laviec, respectively, elected to apply to their grants. These options became fully exercisable on September 30, 2004.

On December 31, 2004, Directors LeRoy, Hickerson and Laviec, in connection with their election to apply $9,875, $9,250 and $1,875, respectively of their compensation for the fourth quarter of the 2004 fiscal year to the acquisition of a special grant under the Director Fee Option Grant Program, were granted options for 1,899, 1,778 and 360 shares of common stock under that program, respectively. These options have an exercise price of $2.60 per share, one-third of the fair market value per share of the common stock on the grant date. The spread on the option shares at the time of grant (the fair market value of the option shares less the aggregate exercise price) was equal to $9,875, $9,250 and $1,875, respectively, of their quarterly cash retainer fees which Directors LeRoy, Hickerson and Laviec, respectively, elected to apply to their grants. These options became fully exercisable on December 31, 2004.

Biographical Information

	Director Since	Age*
Class I Directors Whose Terms Expire at the 2005 Annual Meeting:
William M. LeRoy	1996	62
W. William Coon Jr.	2003	65
Class II Directors Whose Terms Expire at the 2006 Annual Meeting:
Glenn L. Hickerson	2001	67
Gérard Laviec	2002	65
Class III Director Whose Term Expires at the 2007 Annual Meeting:
Charles F. Willis, IV	1985	56

*                    Age as of March 21, 2005.

Principal Occupations of Nominees and Continuing Directors

Charles F. Willis, IV is the founder of Willis Lease, has served as Chief Executive Officer, President and a Director since its incorporation in 1985, and has served as Chairman of the Board of Directors since 1996. Mr. Willis has 35 years of experience in the aviation industry. From 1975 to 1985, Mr. Willis served as president of Willis Lease’s predecessor, Charles F. Willis Company, which purchased, financed and/or sold a variety of large commercial transport aircraft and provided consulting services to the aviation industry. During 1974, Mr. Willis operated a small business not involved in the aviation industry. From 1972 through 1973, Mr. Willis was Assistant Vice President of Sales at Seaboard World Airlines, a freight carrier. From 1965 through 1972, he held various positions at Alaska Airlines, including positions in the departments of flight operations, sales and marketing.

Glenn L. Hickerson joined the Board of Directors of Willis Lease in July 2001. Since November 1997, Mr. Hickerson has been President of Hickerson Associates, a California corporation providing marketing and management services to GATX, IBM, Bank One, and other clients. Mr. Hickerson joined GATX Air Group, specializing in commercial aircraft leasing, finance and portfolio management, as an Executive Vice President in 1990 and was made President of the Air Group in 1995. Following his retirement from active service with GATX Air Group, he was named Chairman of the GATX Air Advisory Board in November 1997, a position he still holds. Prior to joining GATX Air Group he was President of GPA Asia Pacific. From 1983 to 1989, Mr. Hickerson was Vice President Commercial Marketing and Sales, Douglas Aircraft Company. At Lockheed California Company from 1976 to 1983, he was Vice President Marketing and Sales International and earlier Director Marketing and Sales—The Americas. From 1972 to 1976, Mr. Hickerson was a Vice President at Marriott Corporation responsible for Marriott’s travel and cruise ship interests. From 1967 to 1972, Mr. Hickerson was at Universal Airlines as President from 1970 to 1972 and earlier as Vice President and Treasurer. From 1962 to 1967 he was at Douglas Aircraft Company starting as a Credit Analyst later becoming Secretary Treasurer of the Douglas Finance Corporation.

Mr. Hickerson received a B.S. from Claremont McKenna College and an M.B.A. from New York University’s Graduate School of Business (now Stern School).

Gérard Laviec joined the Board of Directors of Willis Lease in February 2002. In 2001, Mr. Laviec retired from his position as President and Chief Executive Officer of CFM International, a partnership between General Electric Company and SNECMA and a supplier of engines for commercial jets. Mr. Laviec joined CFM International in 1976 in its incipient phase. From 1983 to 1995, he served as general manager in product support engineering, business operations, sales and marketing, and was named President and Chief Executive Officer of CFM International in 1995. Mr. Laviec has also served as the Chairman of the Board of Shannon Engine Support in Ireland, a wholly-owned CFM International subsidiary since 1995. He resigned from his position at SES in February 2002. Mr. Laviec is a graduate of INSA Lyon, France with a degree in Mechanical Engineering. He served in the French Air Force as a Flight Officer in Search and Rescue teams prior to joining SNECMA, and is a Knight for the French National Order of Merit.

William M. LeRoy has served as a Director of Willis Lease since 1996. In 1993, Mr. LeRoy established the LeRoy Accountancy Corporation, an audit firm specializing in the audits of employee benefit plans and in July 1998 merged this firm into BDO Seidman, LLP where Mr. LeRoy is now a partner. From 1965 to 1993, Mr. LeRoy served in various positions at Ernst & Young LLP, an independent accounting firm, in the Chicago, San Jose and San Francisco offices, including an assignment as audit partner responsible for the financial institution and leasing company practice in northern California. Mr. LeRoy received an M.B.A. from Golden Gate University and a B.S. in Accounting from Northern Illinois University.

W. William Coon Jr. currently serves as President, CEO and Director of T Group America, as well as Director of several of its subsidiaries. Previously, he spent 34 years at GE Aircraft Engines (“GEAE”), a division of General Electric Company (NYSE:GE), where he served in numerous management positions. Prior to retiring from GEAE in 2000, Mr.  Coon was General Manager for Small Commercial Aircraft Services. From 1984 to 1998 he served as Director of Product Support, where he was responsible for supplying global services to the company’s regional airline customers. Mr. Coon holds a Bachelor of Science degree in Aeronautical Engineering from the University of Michigan and a Masters in Business Administration from Xavier University.

PROPOSAL 1
ELECTION OF TWO CLASS I DIRECTORS

The Board is divided into three classes, each class having a three-year term that expires in successive years. At the 2005 Annual Meeting of Stockholders, two Director will be elected in Class I, to serve a three-year term expiring at the 2008 Annual Meeting of Stockholders or until succeeded by another qualified director who has been duly elected.

The nominees for Director in Class I are William M. LeRoy and W. William Coon Jr.

The proxy holders intend to vote all proxies received by them for the foregoing nominees, unless instructions to the contrary are marked on the proxy. In the event that any nominee is unable or declines to serve as a Director at the time of the 2005 Annual Meeting of Stockholders, the proxies will be voted for any nominee who shall be designated by the present Board to fill the vacancy. As of the date of this Proxy Statement, the Board is not aware of any nominee who is unable or will decline to serve as a director.

WILLIS LEASE’S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE ELECTION OF THE NOMINEES AS CLASS I DIRECTORS.

EXECUTIVE OFFICERS OF WILLIS LEASE FINANCE CORPORATION

The executive officers of Willis Lease are as follows:

Name	Age*	Positions and Offices
Charles F. Willis, IV**	55	Chief Executive Officer and President
Donald A. Nunemaker	56	Executive Vice President and Chief Operating Officer
Monica J. Burke	52	Executive Vice President and Chief Financial Officer
Thomas E. MacAleavey	51	Senior Vice President, Sales and Marketing
Thomas C. Nord	64	Senior Vice President, General Counsel and Secretary

*                    Age as of March 21, 2005.

**             See business experience background under “Principal Occupation of Nominees and Continuing Directors.”

Donald A. Nunemaker has been with Willis Lease since July 1997 and currently serves as Willis Lease’s Executive Vice President and Chief Operating Officer. Prior to his appointment as COO, he served as Chief Administrative Officer until March 2001. Mr. Nunemaker also served on the Willis Lease Board of Directors from June to November 2000. Mr. Nunemaker is responsible for managing the day-to-day operation of Willis Lease and has been extensively involved in the equipment leasing industry since 1973. From 1995 to 1996, Mr. Nunemaker was President and CEO of LeasePartners, Inc., a leasing company based in Burlingame, California, which was acquired in 1996 by Newcourt Credit Group. From 1990 to 1994, Mr. Nunemaker was Executive Vice President of Concord Asset Management, Inc., an aircraft and computer leasing subsidiary of Concord Leasing, Inc., which was owned by the HSBC Group. Before joining Concord in 1990, Mr. Nunemaker was President and CEO of Banc One Leasing Corporation of New Jersey. Prior to that he spent thirteen years with Chase Manhattan Leasing Company in a variety of senior line and staff positions. Mr. Nunemaker has an M.B.A. degree from Indiana University.

Monica J. Burke has served as the Company’s Executive Vice President and Chief Financial Officer since July 2002. Ms. Burke is responsible for the capital markets, finance, treasury, accounting, risk management, tax compliance, and systems functions of the Company. She was previously the CFO of two publicly-traded companies for a total of thirteen years, and from 1999 until 2002 she was the COO of Rosewood Stone Group, a private venture capital firm in Mill Valley, California. From 1988 to 1999, Ms. Burke was CFO of Valley Forge Corporation, a publicly traded conglomerate headquartered in San Rafael, California that manufactured products for the electronics, industrial and marine industries. From 1984 to 1986, Ms. Burke was the CFO for Western Micro Technology Corporation, a publicly-traded distributor of electronic components and systems located in Cupertino, California. Ms. Burke was with Price Waterhouse and Coopers and Lybrand from 1976 to 1984, initially as an auditor and ending as a tax manager. She graduated with honors in Business Administration from the University of Oregon.

Thomas E. MacAleavey joined Willis Lease in 1998 as Vice President of Marketing. Effective as of February 20, 2002, Mr. MacAleavey was designated Senior Vice President, Sales and Marketing. From 1996 to 1998, Mr. MacAleavey was Managing Director of MacAleavey Aviation Inc., advising airlines and financial institutions on the acquisition and sale of aviation related portfolios. From 1990 to 1996, he was Vice President, Aircraft Marketing at Concord Asset Management, Inc., an aircraft and computer leasing subsidiary of Concord Leasing, Inc., which was owned by the HSBC Group. Prior to 1990, he held director of marketing positions at Guinness Peat Aviation, GATX Leasing, and Intercredit Corporation. From 1975 to 1977, Mr. MacAleavey was with the Ministry of Commerce in Ireland as part of the Foreign Trade Delegation working in South America and Eastern Europe. He started his career at The Economist Intelligence Unit in London. He is a graduate in Economics of Trinity College, Dublin.

Thomas C. Nord has served as the Company’s Senior Vice President and General Counsel since July 2003. Mr. Nord is responsible for managing the Company’s legal affairs. From May 1977 to March 2003, he was an attorney with GATX Financial Corporation, San Francisco, California, a specialized finance and leasing company (“GATX”). During most of his career at GATX, from January 1981 until March 2003, he was Managing Director, General Counsel and Secretary of GATX. From February 1974 until May 1997, Mr. Nord was Counsel to Irving Trust Company, New York, New York. From June 1969 to February 1974 Mr. Nord was associated with the New York City law firm of Seward & Kissel. Mr. Nord holds a JD degree from the University of North Carolina.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
OWNERS AND MANAGEMENT

The following table sets forth information regarding the beneficial ownership of Willis Lease’s common stock as of March 21, 2005 by: (i) each person who is known to Willis Lease to own beneficially more than five percent of the outstanding shares of Willis Lease’s common stock; (ii) each Director; (iii) each officer listed in the Summary Compensation Table; and (iv) all Directors and Executive Officers as a group. Unless specified below, the mailing address for each individual, officer or director is c/o Willis Lease Finance Corporation, 2320 Marinship Way, Suite 300, Sausalito, CA 94965.

	Common stock(1)
Name and Address of Beneficial Owner	Number of Shares		Percentage of Class
Charles F. Willis, IV	3,576,935	(2)	37.59%
Donald A. Nunemaker	372,059	(3)	3.97%
Thomas E. MacAleavey	6,250	(4)	*
Monica Burke	1,500		*
Thomas C. Nord	8,500	(5)	*
W. William Coon Jr.(6)	—		*
William M. LeRoy	72,650	(7)	*
Gérard Laviec	30,229	(8)	*
Glenn L. Hickerson	52,570	(9)	*
All Directors and Executive Officers as a group (9 persons)	4,120,693		41.05%
FlightTechnics, LLC	1,300,000	(10)	14.42%
Endicott Group	611,300	(11)	6.78%
Wells Fargo & Company	1,330250	(12)	14.76%
Dimensional Fund Advisors Inc.	491,600	(13)	5.45%
JAM Partners LP	467,324	(14)	5.18%

*                    Less than one percent of the outstanding common stock of Willis Lease.

(1)          Except as indicated in the footnotes to this table, the stockholders named in the table are known to Willis Lease to have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them, subject to community property laws where applicable. The number of shares beneficially owned includes common stock of which such individual has the right to acquire beneficial ownership either currently or within 60 days after March 21, 2005, including, but not limited to, upon the exercise of an option.

(2)          Includes 2,933,600 shares held by CFW Partners, L.P., a California limited partnership, of which Charles F. Willis, IV, holds a one percent (1%) interest as the sole general partner and of which he holds an eighty percent (80%) interest as a limited partner. A trust for the benefit of Mr. Willis’ son holds the remaining nineteen percent (19%) interest as a limited partner. 9,777 shares are held under the Austin Chandler Willis Irrevocable Trust; 10,610 shares are held in the name of Austin Chandler

Willis; 7,625 shares are held by Nancy Willis who has sole voting power on those shares; 8,035 shares are held in a joint tenancy account with a family member of Mr. Willis who does not live in the same household; and Mr. Willis is the custodian of 16,010 shares held under an account in the name of Charles F. Willis, V. 591,278 shares are held by Mr. Willis in his individual capacity, which includes 502,278 options to purchase shares at a weighted average exercise price of $6.86. Approximately ninety percent (90%) of these shares are subject to certain voting and transfer restrictions pursuant to the Stockholder’s Agreement by and among Willis Lease, Charles F. Willis, IV, CFW Partners, L.P., Austin Chandler Willis 1995 Irrevocable Trust, and FlightTechnics, LLC dated as of November 7, 2000.

(3)          Includes 365,988 options to purchase shares at a weighted average exercise price of $8.12.

(4)          Includes 6,250 options to purchase shares at a weighted average exercise price of $5.01.

(5)          Includes 7,500 options to purchase shares at a weighted average exercise price of $5.07.

(6)          FlightTechnics, LLC, with which Mr. Coon is affiliated, beneficially owns 1,300,000 shares of common stock (see footnote 10 below). Mr. Coon disclaims all beneficial ownership of the FlightTechnics shares.

(7)          Comprised of 72,650 options to purchase shares at a weighted average exercise price of $4.64.

(8)          Comprised of 30,229 options to purchase shares at a weighted average exercise price of $4.75.

(9)          Includes 40,570 options to purchase shares with an exercise price of $4.92 per share.

(10)   Based on Schedule 13D filed by FlightTechnics, LLC with the Securities and Exchange Commission on December 11, 2000. FlightTechnics, LLC’s mailing address is 520 West Palmdale Blvd., Suite C-1, Palmdale, CA 93551. All of these shares are subject to certain voting and transfer restrictions pursuant to the Stockholder’s Agreement by and among Willis Lease, Charles F. Willis, IV, CFW Partners, L.P., Austin Chandler Willis 1995 Irrevocable Trust, and FlightTechnics, LLC dated as of November 7, 2000.

(11)   Based on Schedule 13F-HR filed by Endicott Group with the Securities and Exchange Commission on February 3, 2005. Endicott Group’s mailing address is 237 Park Avenue, Suite 801, New York, NY 10017.

(12)   Based on Schedule 13G/A filed by Wells Fargo & Company with the Securities and Exchange Commission on January 21, 2005. Wells Fargo & Company’s mailing address is 420 Montgomery Street, San Francisco, CA 94104.

(13)   Based on Schedule 13G/A filed by Dimensional Fund Advisors Inc. with the Securities and Exchange Commission on February 9,2005. Dimensional Fund Advisors Inc.’s mailing address is 1299 Ocean Avenue, 11th Floor, Santa Monica, CA 90401.

(14)   Based on Schedule 13G/A filed by Sy Jacobs with the Securities and Exchange Commission on February 14, 2005. JAM Partner, L.P.’s mailing address is 1 Fifth Avenue, New York, NY 10003.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires Willis Lease’s Directors and executive officers, and persons who own more than ten percent of a registered class of Willis Lease’s equity securities, to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of common stock and other equity securities of Willis Lease. Directors, executive officers and holders of more than ten percent of Willis Lease’s common stock are required by Securities and Exchange Commission regulation to furnish Willis Lease with copies of all Section 16(a) reports they file.

Based solely upon review of the copies of such reports furnished to Willis Lease and written representations from its officers and Directors, Willis Lease believes that, except as set forth in the following sentence, during the fiscal year ended December 31, 2004, its Directors, executive officers and holders of more than ten percent of Willis Lease’s common stock complied with all applicable Section 16(a) filing requirements. Thomas E. MacAleavey sold 500 shares of Company stock on February 26, 2004. This sale was required to be reported on Form 4 by March 1, 2004. The Company was notified of the sale and filed a Form 4 to report it on April 19, 2004. There were no known failures to file a required report.

REPORT OF THE COMPENSATION COMMITTEE
ON EXECUTIVE COMPENSATION

At the end of the 2004 fiscal year, the Compensation Committee of the Board was composed of three independent Directors: Glenn L. Hickerson (Chairman), William M. LeRoy and Gérard Laviec.

The Compensation Committee administers Willis Lease’s compensation policies and programs and has primary responsibility for executive compensation matters, including the establishment of the base salaries of Willis Lease’s executive officers, the approval of individual bonuses and bonus programs for executive officers and the administration of certain employee benefit programs. In addition, the Compensation Committee has exclusive responsibility for administering the 1996 Plan, under which stock option grants and direct stock issuances may be made to executive officers and other employees.

For the 2002 and 2003 fiscal years, the Compensation Committee chose to freeze the salaries of executive officers at 2001 levels, based upon general industry conditions. In August 2004 the Compensation Committee approved salary increases for the four executive officers of between 5 and 15%. The Compensation Committee makes its decisions primarily on the basis of its understanding of the compensation practices of similarly sized companies serving similar industry segments, referred to as Peer Companies, and fixed the compensation package of each executive officer at a level which was competitive with those practices. The positions of Willis Lease’s President and CEO and executive officers were compared with those of their counterparts at the Peer Companies, and the market compensation levels for comparable positions were examined to determine base salary and total cash compensation. Willis Lease’s intent is to position its executive compensation levels around the 75th percentile at Peer Companies. In addition, the practices of the Peer Companies concerning stock option grants were reviewed and compared. The Compensation Committee also considers geographic location and companies that may compete with Willis Lease in recruiting executive talent.

The following is a summary of policies that the Compensation Committee applied in setting the compensation levels for Willis Lease’s executive officers.

General Compensation Policy.   The objectives of Willis Lease’s executive compensation program are to motivate and retain current executives and to attract future ones. Willis Lease’s executive compensation program is designed to: (1) provide a direct and substantial link between Company performance and executive pay, (2) consider individual performance and accomplishments and compensate accordingly, and

(3) determine Willis Lease’s position in the aviation services and leasing markets and be competitive in that labor market.

Factors.   The principal factors that are considered by the Compensation Committee in establishing the components of each executive officer’s compensation package are summarized below. The Compensation Committee may, however, in its discretion apply entirely different factors in setting executive compensation for future fiscal years.

Base Salary.   The base salary for each executive officer is set on the basis of personal performance, the Compensation Committee’s assessment of salary levels in effect for comparable positions with Willis Lease’s Peer Companies, and internal comparability considerations. The weight given to each of these factors may vary from individual to individual. Base salaries are reviewed on an annual basis, and adjustments are made in accordance with the factors indicated above.

Incentive Compensation.   The Compensation Committee has established an incentive compensation program pursuant to which each executive officer is eligible to earn a bonus on the basis of the achievement of certain Company and individual goals. The bonuses earned by each of the executive officers are set forth in the Summary Compensation Table which appears later in this Proxy Statement.

Long-Term Incentive Compensation.   Long-term incentives are provided through stock option grants. The grants are designed to align the interests of the executive officers with those of the stockholders, and to provide executive officers with a significant incentive to manage Willis Lease from the perspective of an owner with an equity stake in the business. The stock option plan encourages long-term retention and provides rewards to executives and other eligible employees commensurate with growth in stockholder value. It is the Committee’s practice to grant options to purchase shares at the market price of the underlying shares of common stock on the date of grant with a term of up to ten years. All of the options granted to Willis Lease’s executive officers vest in four equal annual installments. Accordingly, the options will provide a return to the executive officer only if he remains in Willis Lease’s employ and the market price of the underlying shares of common stock appreciates.

The number of shares subject to each option grant is set at a level intended to create a meaningful opportunity for stock ownership based on the executive officer’s current position with Willis Lease, the base salary associated with that position, the size of comparable awards made to individuals in similar positions within the industry, the individual’s potential for increased responsibility and promotion over the option term, and the individual’s personal performance in recent periods. The Committee also takes into account the number of unvested options held by the executive officer in order to maintain an appropriate level of equity incentive for that individual. However, the Committee does not adhere to any specific guidelines as to the relative option holdings of Willis Lease’s executive officers.

Deferred Compensation.   Willis Lease maintains the Deferred Compensation Plan for its executives, which permits participating executives to defer payment of up to 80% of their base salary and/or part or all of their bonus. Through the Deferred Compensation Plan, the Willis Lease Finance Corporation Deferred Compensation Plan Trust invests all deferred amounts in investment funds and horizon portfolios (compatible with the investment options under Section 401(k) of the Internal Revenue Code of 1986, as amended) pursuant to the election of each participant. The Compensation Committee determines the participant’s “Annual Company Matching Amount” for any plan year to be added to the amount the participant elects to contribute from his/her salary and/or bonus. Such amounts are vested in accordance with a vesting schedule set forth in the Deferred Compensation Plan. In 2004 fiscal year Willis Lease did not contribute any “Annual Company Matching Amount”.

Mr. Willis was the only executive who elected to participate in the Deferred Compensation Plan. His total accumulated deferral is $193,727 and during 2004 fiscal year, the investments from Mr. Willis’ previously deferred salary resulted in ordinary dividends in the amount of $6,121 and gains of $10,066.

CEO Compensation.   The compensation payable to Mr. Willis, Willis Lease’s Chief Executive Officer during the 2004 fiscal year, was determined by the Compensation Committee. In 2002 and 2003, the Compensation Committee chose to freeze Mr. Willis’ annual salary at the 2001 level of $500,000. Effective July 1, 2004 his annual salary was increased to $575,000, a level which the Compensation Committee felt would be competitive with the base salary levels in effect for CEOs at similarly-sized companies within the industry. For the 2004 fiscal year, Mr. Willis received a bonus of $308,862. The bonus was based on company performance relative to performance targets established by the Compensation Committee.

Compliance with Internal Revenue Code Section 162.   Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to publicly-held companies for compensation paid to certain executive officers, to the extent that compensation that is not performance based (within the meaning of Section 162(m)) exceeds $1 million per officer in any year. In 2001 and 2002, the compensation paid to Willis Lease’s executive officers did not exceed the $1 million limit per officer. However, for the 2003 fiscal year, the compensation paid to the CEO exceeded the $1million limit by a modest amount. In the coming years, in order to permit the future deductibility of cash bonus awards for certain executive officers, Willis Lease may adopt an executive incentive plan, subject to approval by stockholders, that will qualify as performance based compensation for purposes of Section 162(m). The 1996 Plan, however, is structured so that any compensation deemed paid to an executive officer in connection with the exercise of his or her outstanding options under the 1996 Plan will qualify as performance-based compensation which will not be subject to the $1 million limitation.

Glenn L. Hickerson, Compensation
Committee Chairman
Gérard Laviec
William M. LeRoy

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

During fiscal 2004, the Compensation Committee consisted of, and currently consists of the following three independent directors: Glenn L. Hickerson, Chairman, Gérard Laviec, and William M. LeRoy. None of the executive officers of Willis Lease currently serves on the compensation committee of Willis Lease. No executive officer of Willis Lease is, or was during 2004, serving as a director of or member of the compensation committee of another entity, one of whose executive officers serves, or served, as a director of or on the compensation committee of Willis Lease.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee oversees Willis Lease’s accounting function, internal controls and financial reporting process on behalf of the Board of Directors. The Audit Committee is composed of three directors, each of whom is independent as defined by the National Association of Securities Dealers’ listing standards. The Committee operates pursuant to the Audit Committee Charter, incorporated by reference to Willis Lease’s Proxy Statement filed with the Securities and Exchange Commission on April 27, 2001.

Management has the primary responsibility for the financial statements and the reporting process, including the systems of internal controls. The independent auditors are responsible for performing an independent audit of Willis Lease’s financial statements in accordance with generally accepted auditing standards and to issue a report thereon. In fulfilling its oversight responsibilities, the Committee reviewed the audited financial statements in the Annual Report on Form 10-K with management including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements.

The Committee reviewed with the independent auditors, who are responsible for expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles, their judgments as to the quality, not just the acceptability, of Willis Lease’s accounting principles and such other matters as are required to be discussed with the Committee under generally accepted auditing standards, including the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committee). In addition the Committee has received the written disclosures and the letter from the independent auditors required by Independent Standards Board Standard No. 1 (Independence Discussions with Audit Committees). The Committee has discussed with the independent auditors their independence from Willis Lease and its management, including the matters in those written disclosures.

The Committee discussed with Willis Lease and its independent auditors the overall scope and plans for their respective audits. The Committee met with Willis Lease’s independent auditors, with and without management present, to discuss the results of their audit, their evaluations of Willis Lease’s internal controls, and the overall quality of Willis Lease’s financial reporting.

In reliance on the reviews and discussions with management and the independent auditors referred to above, the Committee recommended to the Board of Directors, and the Board has approved, that the audited financial statements be included in the Annual Report on Form 10-K for the fiscal year ended December 31, 2004 for filing with the Securities and Exchange Commission.

William M. LeRoy, Audit Committee Chairman

Glenn L. Hickerson

Gérard Laviec

INDEPENDENT PUBLIC ACCOUNTANTS

The auditors of Willis Lease are KPMG LLP, and they were responsible for the audit of the Willis Lease financial statements as of and for the 2004 fiscal year.

Fees Billed to Willis Lease by KPMG LLP

For the 2004 and 2003 fiscal years, fees for services provided by KPMG LLP were as follows:

	2004	2003
A. Audit Fees(1)	$360,000	$370,440
B. Audit Related Fees(2)	$6,125	$9,500
C. Tax Fees(3)	$—	$40,700
D. All Other Fees	$—	$—

(1)          Audit fees billed to Willis Lease by KPMG during the 2004 and 2003 fiscal years include the audit of Willis Lease’s annual financial statements and quarterly reviews of financial statements included in its quarterly reports on Form 10-Q.

(2)          Audit Related Fees for 2004 and 2003 consist of accounting advice.

(3)          Tax Fees in 2003 primarily consist of fees for tax compliance and tax planning advice.

All fees described above were approved by the Audit Committee.

The Audit Committee believes that the provision of non-audit services provided by the auditors that led to the fees described in the “Tax Fees” and “All Other Fees” lines of the above table are compatible with the maintenance of independence by the auditors.

The Audit Committee requires that any services to be provided by the Company’s auditors must be approved in advance by the Audit Committee. If approval is required before the Committee can act, a single member of the Committee can approve an engagement, subject to ratification by the Committee at its next meeting.

EQUITY COMPENSATION PLAN INFORMATION

The following table outlines the Company’s Equity Compensation Plan Information as of December 31, 2004.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column(a)) (c)
Equity compensation plans approved by security holders	1,764,720	$6.61	812,259
Equity compensation plans not approved by security holders	n/a	n/a	n/a
Total	1,764,720	$6.61	812,259

EXECUTIVE COMPENSATION AND RELATED INFORMATION

Summary of Cash and Certain Other Compensation

The following table provides certain summary information concerning the compensation earned by: (i) Willis Lease’s Chief Executive Officer; and (ii) each of the other four most highly compensated executive officers of Willis Lease serving as such as of the end of the 2004 fiscal year. Such individuals will be referred to herein as the “Named Executive Officers.”

Summary Compensation Table

	Annual Compensation						Long-term Compensation Awards
Name and Principal Position	Fiscal Year	Salary		Bonus		Other Annual Compensation(1)	Securities Underlying Options
Charles F. Willis, IV	2004	$537,500		$308,862		$8,000	—
Chief Executive Officer	2003	500,000		577,745		7,000	150,000
	2002	500,000	(2)	312,500		6,000	81,000
Donald A. Nunemaker	2004	$270,250		$126,059		$8,000	—
Executive Vice President, COO	2003	235,000		143,898		7,000	50,000
	2002	235,000		124,844		6,000	76,650
Monica J. Burke(3)	2004	$236,250		$67,877		$8,000	—
Executive Vice President, CFO	2003	225,000		81,044		7,000	—
	2002	103,990		33,797		4,136	35,000
Thomas E. MacAleavey	2004	$200,000		$365,769	(4)	$8,000	—
Senior V.P., Sales & Marketing	2003	200,000		227,491	(4)	—	25,000
	2002	175,000		170,694	(4)
Thomas C. Nord (5)	2004	$215,250		$59,989		$8,000	—
Senior V.P., General Counsel,	2003	101,904		36,705			30,000
Secretary

(1)          Unless otherwise noted, the amounts shown are the Company’s matching contributions to the Company’s 401(k) Plan.

(2)          Includes amounts deferred pursuant to the Deferred Compensation Plan.

(3)          Ms. Burke was hired by the Company in July 2002.

(4)          Amounts shown are sales commissions earned for the years shown.

(5)          Mr. Nord was hired by the Company in July 2003.

Stock Options

No stock options were granted by Willis Lease during the 2004 fiscal year to the Named Executive Officers. No stock appreciation rights were granted during the 2004 fiscal year to the Named Executive Officers.

Stock Option Exercise and Holdings

The following table sets forth certain information concerning the exercise of stock options during the 2004 fiscal year and the value of unexercised stock options at the end of the 2004 fiscal year for the Named Executive Officers.

			Number of Securities		Value of Unexercised
	Shares		Underlying Unexercised		in-the-Money Options at
	Acquired on	Value	Options at Fiscal Year-End		Fiscal Year-Ended(1)
Name	Exercise(#)	Realized($)	Exercisable	Unexercisable	Exercisable	Unexercisable
Charles F. Willis, IV	—	—	444,528	190,500	$467,977	$500,177
Donald A. Nunemaker	—	—	334,326	88,324	539,952	254,196
Monica J. Burke	6,410	49,166	11,090	17,500	32,383	51,100
Thomas E. MacAleavey	65,000	523,619	—	25,000	—	67,313
Thomas C. Nord	—	—	7,500	22,500	20,475	61,425

(1)          Computed based upon the difference between the closing price of the shares on December 31, 2004 ($7.80 per share) and the exercise price.

EMPLOYMENT CONTRACTS, TERMINATION OF EMPLOYMENT
AND CHANGE-IN-CONTROL AGREEMENTS

Willis Lease presently has the following employment contracts in effect with the Named Executive Officers:

Charles F. Willis, IV.   Effective November 7, 2000, Mr. Willis signed a two-year employment agreement with Willis Lease. The agreement automatically renews for additional one-year terms, until June 29, 2013, unless either party gives notice of non-renewal six months prior to expiration of the current term. Upon execution of the agreement, Mr. Willis’ base salary as Chairman of the Board, President and Chief Executive Officer was $500,000 per year, subject to adjustment by Willis Lease’s Compensation Committee. Effective July 1, 2004 Mr. Willis’ salary was increased to $575,000 per year. Mr. Willis is entitled to receive bonuses in an annual amount of up to $500,000 or a higher amount determined by the Board of Directors, under the incentive compensation plan in effect from time to time. The bonuses are based upon company performance relative to predetermined performance targets established by the Compensation Committee at the beginning of each year. The agreement also provides for Mr. Willis’ participation in Willis Lease’s stock option plans on the same terms generally available to Willis Lease’s executive officers and in accordance with market practice. Any grant of stock options is subject to the discretion of the Compensation Committee. As of March 21, 2005, Mr. Willis received, over a period of time, options to purchase an aggregate of 661,000 shares of Willis Lease’s common stock. Of this amount, 25,972 options have expired.

Under the agreement, Willis Lease may terminate Mr. Willis’ employment other than for “cause” (failure or inability to perform obligations under the agreement causing material harm to the business) upon 6 months written notice or payment of an amount equal to 6 months base salary in lieu of notice, in addition to payment of any severance payment pursuant to the agreement.

If a change of control in the ownership of Willis Lease occurs, the agreement will be automatically extended for a period of 2 years from the date of the change of control event.

If Mr. Willis had been terminated effective January 1, 2005, his severance would have been equal to $2.9 million in cash, $0.3 million in accrued 2004 bonus, vacation and sick pay, $0.2 million in unpaid deferred compensation, and $0.1 million in other benefits. In addition, all unvested options as shown under “Stock Option Exercise and Holdings”, above, would be immediately vested.

In the event that the severance and other benefits provided to Mr. Willis constitute “parachute payments” subject to federal excise tax, then Mr. Willis’ benefits under the change of control provisions of the agreement shall be reduced in accordance with the mechanism set forth in the agreement.

Willis Lease and Mr. Willis have entered into an indemnification agreement effective as of September 17, 1996.

Donald A. Nunemaker.   Effective November 21, 2000, Mr. Nunemaker signed a two-year employment agreement with Willis Lease. The agreement automatically renews for additional one-year terms until June 10, 2012, unless either party gives notice of non-renewal six months prior to expiration of the current term. Upon execution of the agreement, Mr. Nunemaker’s base salary as an Executive Vice President, Chief Administrative Officer was $235,000 per year, subject to adjustment by Willis Lease’s Compensation Committee. Effective January 1, 2004 Mr. Nunemaker’s salary was increased to $270,250 per year. On March 2001 Mr. Nunemaker was appointed as Executive Vice President, Chief Operating Officer under the same terms of the November 21, 2000 employment agreement. Mr. Nunemaker is entitled to receive a target bonus of up to 85% of his base salary under the incentive compensation plan in effect from time to time. The bonuses are based upon company performance relative to predetermined performance targets established by the Compensation Committee at the beginning of each year. The agreement also provides for Mr. Nunemaker’s participation in Willis Lease’s stock option plans on the same terms generally available to Willis Lease’s executive officers and in accordance with market practice. Any grant of stock options is subject to the discretion of the Compensation Committee. As of March 21, 2005, Mr. Nunemaker received, over a period of time, options to purchase an aggregate of 422,650 shares of Willis Lease’s common stock.

Under the agreement, Willis Lease may terminate Mr. Nunemaker’s employment other than for “cause” (such as Mr. Nunemaker’s gross misconduct, fraud, breach of the agreement, or conviction or plea to felony or gross misdemeanor) upon 6 months written notice or payment of an amount equal to 6 months base salary in lieu of notice, in addition to payment of any severance payment pursuant to the agreement.

If a change of control in the ownership of Willis Lease occurs, the agreement will be automatically extended for a period equal to the greater of (i) the remaining employment term and (ii) the 18 month period from the date of the change of control event. If Mr. Nunemaker’s employment is terminated during such extension period, he will be entitled to additional severance payment.

If Mr. Nunemaker had been terminated effective January 1, 2005, his severance would have been equal to $0.4 million in cash, $0.1 million in accrued 2004 bonus, vacation and sick pay, and $10 thousand in other benefits. In addition, all unvested options as shown under “Stock Option Exercise and Holdings”, above, would be immediately vested.

In the event that the severance and other benefits provided to Mr. Nunemaker constitute “parachute payments” subject to federal excise tax, then Mr. Nunemaker’s benefits under the change of control provisions of the agreement shall be reduced in accordance with the mechanism set forth in the agreement.

Willis Lease and Mr. Nunemaker have entered into an indemnification agreement effective as of July 30, 1997.

Monica J. Burke.   Effective June 21, 2002, Ms. Burke signed a two-year employment agreement with Willis Lease. The agreement automatically renews for a period of one year, each year, unless either party gives the other written notice of nonrenewal at least six (6) months prior to the end of the last applicable employment year. Upon execution of the agreement, Ms. Burke’s salary as Executive Vice President and Chief Financial Officer was $225,000 per year, subject to adjustment by Willis Lease’s Compensation Committee. Effective July 1, 2004 Ms. Burke’s salary was increased to $247,500 per year. Ms. Burke is entitled to receive a target bonus of up to 50% of her base salary under the incentive compensation plan in effect from time to time. The bonuses are based upon company performance relative to predetermined performance targets established by the Compensation Committee at the beginning of each year. The agreement also provides for Ms. Burke’s participation in Willis Lease’s stock option plans on the same terms generally available to Willis Lease’s executive officers and in accordance with market practice. Any grant of stock options is subject to the discretion of the Compensation Committee. As of March 21, 2005, Ms. Burke received, as of the date of her employment, options to purchase an aggregate of 35,000 shares of Willis Lease’s common stock.

Under the agreement, Willis Lease may terminate Ms. Burke’s employment other than for “cause” (such as Ms. Burke’s gross misconduct, fraud, breach of the agreement, or conviction or plea to felony or gross misdemeanor) upon 6 months written notice or payment of an amount equal to 6 months base salary in lieu of notice, in addition to payment of any severance payment pursuant to the agreement.

If a change of control in the ownership of Willis Lease occurs, the agreement will be automatically extended for a period equal to the greater of (i) the remaining employment term or (ii) the 18 month period from the date of the change of control event. If Ms. Burke’s employment is terminated during such extension period, she will be entitled to additional severance payment.

If Ms. Burke had been terminated effective January 1, 2005, her severance would have been equal to $0.1 million in cash, $0.1 million in accrued 2004 bonus, vacation and sick pay, and $4 thousand in other benefits. In addition, all unvested options as shown under “Stock Option Exercise and Holdings”, above, would be immediately vested.

In the event that the severance and other benefits provided to Ms. Burke constitute “parachute payments” subject to federal excise tax, then Ms. Burke’s benefits under the change of control provisions of the agreement shall be reduced in accordance with the mechanism set forth in the agreement.

Willis Lease and Ms. Burke have entered into an indemnification agreement effective as of July 15, 2002.

Thomas C. Nord.   In accordance with the letter from Willis Lease to Mr. Nord dated June 11, 2003 Mr. Nord’s salary as Senior Vice President, General Counsel and Secretary, was $210,000 per year. Effective July 1, 2004, Mr. Nord’s salary was increased to $220,500 per year. Mr. Nord is entitled to receive a target bonus of up to 50% of his base salary under the incentive compensation plan in effect from time to time. The bonuses are based upon Company performance relative to predetermined performance targets established by the Compensation Committee at the beginning of each year. The offer letter also provides for Mr. Nord’s participation in Willis Lease’s stock option plan on the same terms generally available to Willis Lease’s executive officers and in accordance with market practice. Any grant of stock options is subject to the discretion of the Compensation Committee. Mr. Nord received, as of the date of his employment, options to purchase an aggregate of 30,000 shares of Willis Lease’s common stock. He has not received any additional grants.

Willis Lease and Mr. Nord have entered into an indemnification agreement effective as of July 7, 2003.

In connection with an acquisition of Willis Lease by merger, asset sale or other change of control event, each outstanding option held by the Chief Executive Officer and the other executive officers under the 1996 Plan will automatically accelerate in full and all unvested shares of common stock held by such individuals subject to direct issuances made under such plans will immediately vest in full, except to the extent such options are to be assumed by, and Willis Lease’s repurchase rights with respect to these shares are to be assigned to, the successor corporation. In addition, upon an involuntary termination of the Chief Executive Officer or any of the other executive officers within twelve months following a merger or asset sale or other change in control of Willis Lease, each outstanding option and all unvested shares of common stock held by such individual will automatically vest in full. Furthermore, with regard to future option grants and direct stock issuances, the “Plan Administrator” of the 1996 Plan has the authority to provide for accelerated vesting of any outstanding options awarded to the Chief Executive Officer or any other executive officer or any unvested share issuances actually held by such individual, in connection with certain changes in control of Willis Lease or the subsequent termination of the officer’s employment following the change in control event.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

As required by Nasdaq rules, all material discretionary transactions between Willis Lease and its Directors, executive officers or known principal stockholders (or their respective affiliates) must be approved by the Audit Committee. The Audit Committee does not intend to approve any such transactions unless it believes that they are on terms no less favorable to the Company than could be obtained from unaffiliated third parties. During the 2004 fiscal year, there were no transactions between Willis Lease and its Directors, executive officers or known holders of greater than five percent of Willis Lease’s common stock in which the amount involved exceeded $60,000 and in which any of the foregoing persons had or will have a direct or indirect material interest. No Director, executive officer, nor any members of any Director’s or executive officer’s immediate families, or any entity or trust controlled by any such Director or executive officer was indebted to Willis Lease at any time during the 2004 fiscal year. During the 2004 fiscal year Willis Lease did not make payments, in excess of $60,000, for property or services to, nor was Willis Lease indebted to any public or private company for which any of its Directors serve as executive officers or hold 10% or greater equity interest, in each case, where the aggregate transaction amounts between such company and Willis Lease exceeded 5% of either entity’s consolidated gross revenue for 2004 or 5% of Willis lease’s total consolidated assets on December 31, 2004.

STOCK PERFORMANCE GRAPH

The following performance graph shows the percentage change in cumulative total return to a holder of Willis Lease’s common stock, assuming dividend reinvestment, compared with the cumulative total return, assuming dividend reinvestment, of the NASDAQ Stock Market-US Index and the NASDAQ Financial Index, during the period from September 18, 1996 through December 31, 2004 with measurement point of December 31, 1997.

COMPARISON OF CUMULATIVE TOTAL RETURN*
AMONG WILLIS LEASE FINANCE CORPORATION, THE NASDAQ STOCK
MARKET-US INDEX AND THE NASDAQ FINANCIAL INDEX

*                    $100 invested on 9/18/96 in stock or in index including reinvestment of dividends. Fiscal year ending December 31, 2004.

STOCKHOLDER PROPOSALS

Stockholder proposals intended to be considered at the 2006 Annual Meeting of Stockholders must, under Rule 14a-8 of the Securities Exchange Act of 1934, be received by Willis Lease no later than December 21, 2005. The proposal must be mailed to Willis Lease’s executive offices, 2320 Marinship Way, Suite 300, Sausalito, California 94965, Attention: Corporate Secretary. Such proposals may be included in next year’s Proxy Statement if they comply with certain rules and regulations promulgated by the Securities and Exchange Commission.

Alternatively, under Willis Lease’s Bylaws, a proposal or nomination that the stockholder does not seek to include in Willis Lease’s Proxy Statement pursuant to Rule 14a-8 may be submitted in writing to the Corporate Secretary of Willis Lease for the 2006 Annual Meeting of Stockholders not less than 90 days prior to the first anniversary of the preceding year’s annual meeting, unless the date of the 2006 Annual Meeting of Stockholders is advanced by more than 30 days or delayed (other than as a result of adjournment) by more than 60 days from the anniversary of the 2005 Annual Meeting. For Willis Lease’s 2006 Annual Meeting of Stockholders, this means that any such proposal or nomination must be submitted no later than February 18, 2006 (which is 90 calendar days before the anniversary of the 2005 annual meeting). If the date of the 2006 Annual Meeting of Stockholders is advanced by more than 30 days or delayed (other than as a result of adjournment) by more than 60 days from the anniversary of the 2005 Annual Meeting, the stockholder must submit any such proposal or nomination no later than the close of business on the later of the 90th day prior to the 2006 Annual Meeting of Stockholders or the 10th day following the day on which public announcement of the date of such meeting is first made. The stockholder’s submission must include certain specified information concerning the proposal or nominee, as the case may be, and information as to the stockholder’s ownership of common stock of Willis Lease.

OTHER MATTERS

Management does not know of any matters to be presented at the 2005 Annual Meeting of Stockholders other than those set forth herein and in the Notice accompanying this Proxy Statement.

INCORPORATION BY REFERENCE

The consolidated financial statements of Willis Lease, Management’s Discussion and Analysis of Financial Condition and Results of Operations, and the Report of Independent Auditors included in Willis Lease’s 2004 Annual Report on Form 10-K are incorporated herein by this reference. Copies of Willis Lease’s 2004 Annual Report on Form 10-K will be provided by first class mail or other equally prompt means to stockholders without charge, within one business day of receipt of a written or oral request to Monica J. Burke, Chief Financial Officer, Willis Lease Finance Corporation, 2320 Marinship Way, Suite 300, Sausalito, California 94965, (415) 331-5281 and is alternatively available on the Company’s website at www.willislease.com, under Investor Relations.

By Order of the Board of Directors,

Charles F. Willis, IV Chairman of the Board Date: April 18, 2005

WILLIS LEASE FINANCE CORPORATION
2005 Annual Meeting of Stockholders
May 19, 2005

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Charles F. Willis, IV, Donald A. Nunemaker and Monica J. Burke, and each of them, as Proxies of the undersigned, with full power of substitution, and hereby authorizes them to represent and to vote, as designated on the reverse, all of the shares of Common Stock of WILLIS LEASE FINANCE CORPORATION held of record by the undersigned on March 21, 2005, at the 2005 Annual Meeting of Stockholders of the Company to be held on May 19, 2005 or at any adjournment thereof.

The Board of Directors recommends a vote FOR THE NOMINEES listed in Proposal #1 on the other side. This proxy will be voted in accordance with the choices specified by the undersigned on the other side of this proxy. IF NO INSTRUCTIONS TO THE CONTRARY ARE INDICATED HEREIN, THIS PROXY WILL BE TREATED AS A GRANT OF AUTHORITY TO VOTE FOR THE ELECTION OF THE NOMINEES FOR CLASS I OF THE BOARD OF DIRECTORS NAMED ON THE OTHER SIDE HEREOF, AND ON ANY OTHER MATTERS TO BE VOTED WHICH ARE PROPERLY BROUGHT BEFORE THE ANNUAL MEETING. PLEASE COMPLETE, SIGN AND DATE THIS PROXY AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.

(Continued and to be signed on the reverse side)

ANNUAL MEETING OF STOCKHOLDERS OF

WILLIS LEASE FINANCE CORPORATION

May 19, 2005

Please date, sign and mail
your proxy card in the
envelope provided as soon
as possible.

Please detach and mail in the envelope provided.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF DIRECTORS. PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

				In their discretion, the Proxies are
1.		Election of two Class I Directors	2.	authorized to vote upon such other matters as may properly come before the meeting or any adjournment thereof.
		NOMINEE
☐	FOR NOMINEES	( ) William M. LeRoy ( ) W. William Coon, Jr.
☐		WITHHOLD AUTHORITY FOR NOMINEE

To change the address on your account, please check the box at ☐

right and indicate your new address in the address space above.
Please note that changes to the registered name(s) on the
account may not be submitted via this method.

Signature of Stockholder	Date:	Signature of Stockholder	Date:

Note:

This proxy must be signed exactly as the name appears hereon. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.